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                                                                    EXHIBIT (13)



                               PURCHASE AGREEMENT

                 Conestoga Family of Funds (the "Company"), a Massachusetts trust with transferrable shares, and SEI Financial Services Company, a Pennsylvania corporation ("SEI"), intending to be legally bound, hereby agree with each other as follows:

                 1. The Company hereby offers SEI and SEI hereby purchases: one Class K-1 share and one Class K-2 share; one Class L-1 share and one Class L-2 share; and one Class M-1 share and one Class M-2 share, each at a price of $10 per share (such shares of beneficial interest in the Company being hereinafter known as "Shares"). SEI hereby acknowledges purchase of the Shares and the Company hereby acknowledges receipt from SEI of funds in the amount of $60 in full payment for the Shares.

                 2. SEI represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                 3. The names "Conestoga Family of Funds" and "Trustees of Conestoga Family of Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated August 1, 1989 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Company. The obligations of "Conestoga Family of Funds" entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Company personally, but bind only the Trust Property (as defined in the Agreement and Declaration of Trust), and all persons dealing with any class of shares of the Company must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Company.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of May, 1995. (SEAL)

Attest:                                    CONESTOGA FAMILY OF FUNDS

s/                                         By:s/
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                                           Title:       Vice President
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(SEAL)

Attest:                                    SEI Financial Services Company

s/                                         By:s/
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                                           Title:       Vice President
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